Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC.
ACQUIRES UTAH HEAVY CIVIL CONSTRUCTION COMPANY
Strategic Expansion Further Diversifies Base of Operations
HOUSTON, TX — December 3, 2009 — Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or the “Company”) announced today that it has completed the acquisition of an 80 percent ownership interest in Ralph L. Wadsworth Construction Company (“RLW”), headquartered near Salt Lake City, Utah. Sterling paid $64.7 million for the 80 percent ownership interest in RLW that it purchased from four related individuals, who have retained the remaining 20 percent interest subject to a put/call arrangement.
RLW is a heavy civil construction company focused on the design and construction of bridges, roads and highways, primarily in the state of Utah. RLW’s largest customer is the Utah Department of Transportation, which is responsible for the planning, construction, operation and maintenance of the 6,000 miles of highway and over 1,700 bridges that make up the state highway system. RLW has a track record of providing timely and profitable execution of construction contracts, with a particular emphasis on using its design-build expertise in all phases of designing, permitting and constructing a project. RLW had revenues of approximately $112 million for the nine months ended September 30, 2009.
According to Joe Harper, Sr., Sterling’s President & Chief Operating Officer, “This acquisition broadens our Company’s geographical reach into one of the fastest growing states in the nation and brings aboard a company with significant expertise in both design-build delivery methods and structural construction.” Mr. Harper noted that “The acquisition is intended to provide a number of benefits for Sterling, including —
•	Ability for Sterling to expand on RLW’s significant experience in design-build delivery;

•	Ability for Sterling to utilize RLW’s significant structural construction expertise;

•	Expansion of Sterling into Utah, an attractive market with good long-term growth dynamics;

•	Expansion that complements our existing market locations and advances our strategy of geographical diversification;

•	A strong and innovative management team with a similar corporate culture; and

•	Strong financial results that will be immediately accretive to our earnings per share.”
Additional information about RLW and the acquisition is contained in a current report on Form 8-K filed today by Sterling with the Securities and Exchange Commission.
Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas, Nevada and, with the acquisition of RLW, in Utah. Its transportation infrastructure projects include highways, roads, bridges and light rail, and its water infrastructure projects include water, wastewater and storm drainage systems.
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, our ability to successfully integrate RLW and realize the anticipated benefits of the acquisition, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	or	Investor Relations Counsel
281-821-9091		The Equity Group Inc.
Joseph Harper, Sr. or		Linda Latman, 212-836-9609
James H. Allen, Jr.		Lena Cati, 212-836-9611
www.sterlingconstructionco.com		www.theequitygroup.com